A477342

ENDORSED
FILED
In the office of the Secretary of State
of the State of California

JUN 13 1996

BILL JONES, Secretary of State

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF FLEXTRONICS INTERNATIONAL USA, INC.

Michael Marks and Donald Frederick certify that:

1. They are the President and Secretary, respectively, of Flextronics International USA, Inc., a California corporation.

2. The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code), are amended and restated to read in their entirety as set forth in the Amended and Restated Articles of Incorporation attached as Exhibit "A" hereto and made a part hereof by this reference.

3. The amendment and restatement of Articles of Incorporation to read as set forth in the Amended and Restated Articles of Incorporation attached as Exhibit "A" hereto has been duly approved by the board of directors.

4. The amendments to the Articles of Incorporation included in the Amended and Restated Articles of Incorporation set forth in Exhibit "A" attached hereto (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders of the corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has one class of stock, and the number of outstanding shares is 1,000 shares of Common Stock. The number of shares voting in favor of the amendment of the Articles of Incorporation included in the Amended and Restated Articles of Incorporation set forth in Exhibit "A" attached hereto equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

Dated: June 13, 1996

Michael Marks, President

Donald Frederick, Secretary

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FLEXTRONICS INTERNATIONAL USA, INC.

ARTICLE I

The name of the Corporation is Flextronics International USA, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The Corporation is authorized to issue Five Thousand (5,000) shares of Common Stock of one class, no par value.

Effective upon filing of these Amended and Restated Articles of Incorporation, each outstanding share is converted into 0.33333 share of Common Stock, with any fractional shares being rounded down to the next whole share.

ARTICLE IV

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE V

The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.